Exhibit 10(q)

CHANGE IN CONTROL AND TERMINATION AGREEMENT

THIS CHANGE IN CONTROL AND TERMINATION AGREEMENT (“Agreement”) made as of June, 28, 2004 among CITY HOLDING COMPANY, (“Employer”), and JOHN A. DERITO (“Employee”), recites and provides:

Recitals:

A.	Employee is employed by Employer as an Executive Vice President, Division Head Commercial Banking.

B.	Employer considers the continued availability of Employee’s services to be important during any period Employer is offered for sale.

C.	Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein.

Agreement:

In Consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Change in Control. In the event of a Change of Control (as defined below) of Employer, Employee may voluntarily terminate employment with Employer until the expiration of the 24 month period after the Change of Control for “Good Reason” and be entitled to receive in a lump sum (i) any compensation already due and earned but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination, an amount equal to Termination Compensation times 2.00, or at his election, may receive this amount in installments paid out over 24 months according to the Employer’s payroll practices during which time the Employee shall also be eligible for health insurance coverage at the same rate as any employee.

“Good Reason” shall mean the occurrence at any time within 24 months after a Change of Control of any of the following events without Employee’s express written consent:

a.	the assignment to Employee of duties materially inconsistent with the position held by Employee immediately prior to the Change of Control;

b.	a reduction by Employer in Employee’s base salary as then in effect or the exclusion of Employee from participation in Employer’s benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the term of this Agreement or Employer’s failure to increase (within 12 months of Employee’s last increase in base salary) Employee’s base salary in an amount which at least equals on a percentage basis, the average percentage increase in base salary for all executives entitled to participate in Employer’s executive incentive plans for which Employee was eligible during the preceding 12 months;

c.	an involuntary relocation of Employee more that 30 miles from the location where Employee worked immediately prior to the Change of Control or the breach by Employer of any other material provision of this Agreement; or

d.	any purported termination of the employment of Employee by Employer without “Just Cause.”

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding CHCO and employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Employer representing 20% or more of the combined voting power of Employer’s then outstanding securities; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the term of this Agreement constitute Employer’s Board of Directors, plus new directors whose election or nomination for election by Employer’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of Employer approve a plan of complete liquidation or winding-up of Employer or an agreement for the sale or disposition by Employer of all substantially all of Employer’s assets; or (v) any event which Employer’s Board of Directors determines should constitute a Change of Control.

“Termination Compensation” shall mean the highest amount of annual cash compensation (including cash bonuses and other cash-based benefits, including for these purposes amounts earned or payable whether or not deferred, and excluding any signing bonus for employment, stock bonuses, stock options or stock acquired pursuant to stock options) and continuation of other benefits (i.e. health, dental, life, disability) or cash equivalent value received by Employee during any one of the three calendar years preceding the year of termination of employment or what the employee would earn at the employee’s current rate of pay during the then current calendar year. Notwithstanding the above, total termination compensation for 2004 is set at $300,000.

“Just Cause” shall mean termination, accomplished by vote of Employer’s Board of Directors, related to Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, gross negligence, malfeasance (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Employer’s business, or misappropriation of Employer’s assets or similarly serious violation of policy of City National Bank or City Holding Company.

2.	Termination.

a.	Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause, which termination shall be Effective immediately. In the event of termination for “Just Cause”, Employee shall only be entitled to receive earned but unpaid salary.

b.	Employer may terminate Employee’s employment other than for “Just Cause”, at any time upon written notice to Employee, which termination shall be Effective immediately. In the event Employer terminates Employee for reasons other than just cause, Employee will nevertheless receive a lump sum payment of 60 weeks pay or at his election may receive this amount in installments paid out according to the Employer’s payroll practices during which time the Employee shall also be eligible for health insurance coverage at the same rate as any employee.

3.	No Obligation to Seek Other Employment. While receiving payments pursuant to this Agreement, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

4.	Non-Competition. If Employee is terminated for “Just Cause” or receives any termination compensation as a result of a Change in Control as set forth in paragraph 1, then Employee agrees that for a period of two (2) years after separation from the company, he will not directly or indirectly, either as principal, agent, employee, employer, co-partner, or in any other individual or representative capacity whatsoever engage in the banking and financial services business which includes consumer, savings, commercial banking and the insurance and trust business, or the savings and loan or mortgage business, or any other businesses in which the Company or its affiliates are engaged in the counties of Kanawha, Putnam, Jackson, Cabell, Wayne, Mason, Lincoln, Doddridge, Marion, Raleigh, Summers, Fayette, Greenbrier, Nicholas, Braxton, Lewis, Monroe, Pocahontas, Mercer, Wood, Harrison, Jefferson, Berkeley, Morgan, Hampshire in West Virginia, nor will Employee solicit or assist any other person in so soliciting, any depositors or customers of the Company or its affiliates, or induce any of them or former employees of the Company or its affiliates to terminate their employment with the Company or its affiliates. In the event the non-competition provision is violated, then the Company has the right to terminate any payments owed to Employee and seek any other available remedy.

5.	Miscellaneous.

a.	This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

b.	This Agreement constitutes the entire Agreement between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.

c.	All parties agree that any dispute related to this Agreement, employment of Employee, or termination of Employee shall be arbitrated in accordance with the Rules of the American Arbitration Association with each party to bear their own costs and attorneys’ fees.

d.	This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

e.	The Employee acknowledges that he has read this Agreement and has been given an opportunity to have counsel of his choice review this Agreement.

f.	Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:

City Holding Company

25 Gatewater Road

Cross Lanes, West Virginia 25313

(304) 769-1100

Attention: Corporate Secretary

To Employee:

John A. DeRito

6 Foxchase Road

Charleston, West Virginia 25304

304-925-2063

6.	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CITY HOLDING COMPANY

By:	/s/ Gerald R. Francis
Name:	Gerald R. Francis
Title:	President & CEO

EMPLOYEE

/s/ John A. DeRito
John A. DeRito